UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: February 12, 2008
(Date of earliest event reported)
John D. Oil and Gas Company
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-30502 (Commission File Number)	94-6542723 (I.R.S. Employer Identification No.)

8500 Station Street, Suite 345 Mentor, Ohio (Address of principal executive offices)	44060 (Zip Code)
(440) 255-6325
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.
John D. Oil and Gas Company (the “Company”) sold an aggregate of 650 shares of its Series A Convertible Preferred Shares, par value $.001 per share (“Series A Preferred Shares”) in a private placement to a total of two accredited investors. All Series A Preferred Shares were sold at a price of $1000.00 per share for a total of $650,000 with no underwriting discounts or commissions, as no underwriters were used to facilitate the transactions. The Series A Preferred Shares were issued effective February 12, 2008. The Series A Preferred Shares were not registered under the Securities Act of 1933, as amended (the “Act”), in reliance on the exemption from registration provided by Section 4(2) of the Act. The terms of the Series A Preferred Shares, including the terms by which they are convertible into shares of the Company’s common stock, are set forth in Item 5.03 of this current report, which Item 5.03 is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation.
Effective February 12, 2008, the Company filed Articles Supplementary to its Articles of Incorporation, as amended, restated and supplemented (the “Articles Supplementary”), with the State Department of Assessment and Taxation of Maryland designating 5,000 Series A Preferred Shares. Dividends accumulate on the Series A Preferred Shares at the rate of 8% per annum and must be paid on a quarterly basis. Failure to pay dividends on a timely basis results in the imposition of a default rate of 10% per annum that continues until the default is cured by the Company by payment of all accrued dividends. Further, the initial default by the Company entitles the holders of the Series A Preferred Shares to elect, as a class, one director to the Company’s Board of Directors who shall serve until the Series A Preferred Shares are liquidated or converted.
The Series A Preferred Shares have voting rights only with respect to certain extraordinary actions that would impair the rights of holders of the Series A Preferred Shares, such as a merger, reorganization or issuance of a class or series of stock on parity with or senior to the Series A Preferred Shares. Each share of the Series A Preferred Shares is convertible into common shares by dividing the sum of $1000.00 and any accrued but unpaid dividends on the Series A Preferred Shares by the conversion price of $1.00 (the “Conversion Price”). The Conversion Price is proportionately increased (or decreased, as the case may be) for combinations, stock splits and similar events that would affect the number of shares of the Company’s common stock outstanding. The Series A Preferred Shares have a liquidation preference of $1000.00 per share, plus any accrued but unpaid dividends.
The foregoing descriptions of the Articles Supplementary and the Series A Preferred Shares are not complete and are qualified in their entirety by reference to the full and complete terms of the Articles Supplementary, which are attached to this current report on Form 8-K as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

3.1	Articles Supplementary to John D. Oil and Gas Company’s Articles of Incorporation, as amended, restated and supplemented.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John D. Oil and Gas Company
By:	/s/ C. Jean Mihitsch
	Name:	C. Jean Mihitsch
	Title:	Chief Financial Officer

Dated: February 19, 2008

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles Supplementary to John D. Oil and Gas Company’s Articles of Incorporation, as amended, restated and supplemented.